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                              FIRST AMENDMENT TO
                            THE WHEELABRATOR-RUST
                         SAVINGS AND RETIREMENT PLAN
              (as amended and restated effective January 1, 1989)


     The Wheelabrator-Rust Savings and Retirement Plan is hereby amended effective January 1, 1995, as follows:


     1.  Appendix Q shall be amended to add two new sections to read as follows:

     "Q.13. Notwithstanding anything in the Plan to the contrary, any Covered Employee who is employed by Rust Industrial Services as of January 1, 1995, shall be fully vested in his/her Retirement Account and Matching Account regardless of his/her Years of Service."

     "Q.14. Effective as of January 1, 1995, this Appendix Q shall cease to be effective."

     2.  Appendix R shall be amended to add two new sections to read as follows:

     "R.3. Notwithstanding anything in the Plan to the contrary, any Covered Employee who is employed by Rust Industrial Services as of January 1, 1995, shall be fully vested in his/her Retirement Account and Matching Account regardless of his/her Years of Service."

     "R.4. Effective as of January 1, 1995, this Appendix R shall cease to be effective."

     3. A new Appendix Z (a copy of which is attached hereto) shall be added covering employees of Rust Industrial Services.
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                                  APPENDIX Z

                            APPLICABLE TO EMPLOYEES
                          OF RUST INDUSTRIAL SERVICES
                          ---------------------------


     This Appendix Z sets forth provisions applicable on and after January 1, 1995 to employees of Rust Industrial Services ("Covered Employees"). Except to the extent expressly modified by this Appendix Z, the provisions of the Plan, including the Appendices thereto, shall apply to the participation of such Covered Employees. The provisions of this Appendix Z shall, unless provided otherwise, be effective as of January 1, 1995.

Z.1. The definition of Eligible Employee shall read as follows:

          "Eligible Employee" means, solely with respect to employees of Rust Industrial Services, any employee of Rust Industrial Services if such employee's terms and conditions of employment are not or were not covered by a collective bargaining agreement. Such terms and conditions of employment are or were covered by a collective bargaining agreement if there is evidence that retirement benefits were the subject of good-faith bargaining between representatives of such employee and his/her employer unless such collective bargaining agreement makes this Plan applicable to such employee.

Z.2. The definition of Eligibility Period shall read as follows:

          "Eligibility Period" is a 12-month period used for the purpose of determining when an employee is eligible to participate in the Plan. An employee's first "Eligibility Period" shall commence on the date on which he/she first completes an Hour of Service. Subsequent Eligibility Periods shall commence on the first day of each calendar month which begins after said date. Notwithstanding the foregoing, the initial Eligibility Period of a former employee who is reemployed after incurring one or more One-Year Breaks in Service and who is not eligible for immediate participation pursuant to Section 2.1A(b) shall commence on the date on which such employee first completes an Hour of Service after such One-Year Break in Service, and subsequent Eligibility Periods shall commence on the first day of each calendar month which begins after said date.
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Z.3. Section 2.1A shall be added to read as follows:

          2.1A Special Provision Applicable to Covered Employees of Rust Industrial Services.

          (a) An Eligible Employee who was employed by Rust Industrial Services on or before December 31, 1994, shall become a Participant on January 1, 1995.

          (b) Every other Eligible Employee shall be eligible to participate, if he/she is then employed by Rust Industrial Services on the Entry Date coinciding with or next following the end of the first Eligibility Period in which he/she completes 1,000 Hours of Service; provided, however, that an individual's satisfaction of this condition as of any Entry Date shall constitute satisfaction thereof as of all subsequent Entry Dates, regardless of any intervening interruption of his/her employment.

Z.4. Section 3.4 shall read as follows:

          3.4 Matching Employer Contribution. Subject to the provisions of Sections 3.1 and 5.15, and at such time and subject to such conditions as shall be prescribed by the Administrative Committee on a uniform and nondiscriminatory basis, Rust Industrial Services shall pay to the Trustee for credit to the Matching Account an amount which shall equal 100% of the amount of the Participant's Basic Before-Tax Contributions and Basic After-Tax Contributions up to $500.

Z.5. Section 6.6A shall be added to read as follows:

          6.6A Matching Account for Covered Employees of Rust Industrial Services. Notwithstanding any of the foregoing provisions of Section 6.6, a Participant's interest in his/her Matching Account shall be fully vested and nonforfeitable at all times.

Z.6. Section 3.5, regarding Retirement Contributions, shall be inapplicable to Covered Employees, and all references in the Plan relating to Retirement Contributions shall be inoperative with respect to Covered Employees.

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